Exhibit 10.14

Five9, Inc.
2017 Executive Bonus Plan

On February 9, 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Five9, Inc. (the “Company”) approved performance targets for the year ending December 31, 2017 that will be used to determine the amount of cash bonus awards that may be earned, on a quarterly basis, by the Company’s Section 16 officers pursuant to the Company’s 2017 bonus program (the “2017 Bonus Program”).

Funding of the 2017 Bonus Program will be based upon the Company’s financial performance and each officer’s individual performance for each quarter in the year ending December 31, 2017, using a weighting of 75% for Company financial performance and 25% for individual performance for each executive officer other than the Chief Executive Officer and EVP, Global Sales & Services. The Chief Executive Officer’s bonus will be funded 100% based upon Company financial performance. The EVP, Global Sales & Services’ bonus will be funded 50% based on sales commissions and 37.5% based on Company financial performance, and 12.5% based on his individual performance. Financial performance will be based upon the Company’s achievement of predetermined revenue and adjusted EBITDA targets using a weighting of 80% for performance achieved against the revenue target and 20% for performance achieved against the adjusted EBITDA target. Achievement below 90% of the revenue target, or $500,000 below the adjusted EBITDA target, would result in no cash payout with respect to such target. Achievement up to 125% of the revenue target would result in increasing payouts up to a maximum payout of 150% of the portion of the target bonus allocated to the revenue target. Achievement up to $2,000,000 over the adjusted EBITDA target would result in increasing payouts up to a maximum payout of 180% of the portion of the target bonus allocated to the adjusted EBITDA target. In the event that the Company’s actual adjusted EBITDA is more than $500,000 below the adjusted EBITDA target, the maximum cash payout for achieving the revenue target will be 100% of the revenue target bonus.

Below are the annual target bonus levels under the 2017 Bonus Program for the Company’s listed Section 16 officers:

Name	Annual Target Bonus (USD)	Annual Target Bonus as a Percentage of Base Salary
Michael Burkland	$345,000	65%
Barry Zwarenstein	$165,235	45%
Daniel Burkland	$325,000	100%
Scott Welch	$164,000	50%
Gaurav Passi	$164,000	50%
Kevin Gavin	$135,000	50%